UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

OUTERBRIDGE PARTNERS GP, LLC

OUTERBRIDGE BARTLEBY FUND, LP

OUTERBRIDGE BARTLEBY GP, LLC

RORY WALLACE

WENDI B. CARPENTER

SIDNEY E. FUCHS

JONATHAN D. WACKROW

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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

On September 8, 2021, Outerbridge issued the following press release and open letter to the Board of Directors of the Company:

OUTERBRIDGE NOMINATES THREE HIGHLY QUALIFIED CANDIDATES TO COMTECH BOARD OF DIRECTORS

Believes Nominees Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow Would Bring Relevant Industry Expertise and Stockholder Alignment to the Board

Sends Letter to Comtech’s Board Highlighting Urgent Need for Independent Directors with Relevant Industry Expertise in Order to Address Company’s Historical Issues Involving Strategy, Capital Allocation, and Corporate Governance

NEW YORK, NY – September 8, 2021 /GlobeNewsWire/ -- Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.6% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, announced today that it has nominated three highly qualified individuals for election to the Board of Directors (the “Board”) at the Company’s 2021 annual meeting of stockholders. Outerbridge believes its independent nominees will actively contribute to the creation of stockholder value at Comtech by leveraging their strategic acumen and leadership experience and by drawing on their deep knowledge of Comtech’s core markets, including in Next Generation 911, public safety, government communications technology and procurement, and commercial satellite technology.

Outerbridge’s director nominees are:

Wendi B. Carpenter (Rear Admiral, U.S. Navy, Retired). Rear Admiral Carpenter currently serves as the Principal and Founder of Gold Star Strategies LLC, a management consulting firm. Previously, she served as the tenth President of the State University of New York Maritime College and as the State of New York Special Envoy for Maritime Matters. Prior to that, from 1977 to 2011, she served a distinguished 34-year career as a Naval Officer in the United States Navy, where she served in various roles, including commanding or serving as deputy in organizations overseeing worldwide maritime and air operations, logistics, facilities management, and training of forces, culminating in her reaching the rank of Rear Admiral. She also served in key advisory roles and board positions with private, education, and government organizations during her time in the Navy. Since October 2020, Rear Admiral Carpenter has served on the board of directors of SkyWater Technology, Inc. (NASDAQ: SKYT), a United States based semiconductor foundry, where she also serves as Chair of the Compensation Committee.

Sidney E. Fuchs. Mr. Fuchs currently serves as Chairman of the Board at Eutelsat America Corporation, a leading provider of commercial satellite communication solutions to the United States Government and subsidiary of Eutelsat SA (NTSE Euronext: ETL FP), a global satellite communications company. Previously, Mr. Fuchs served as Chief Operating Officer of Alion Science and Technology Corporation (“Alion”), a cybersecurity and defense technology solutions company, and as President, CEO, and a director of MacAulay-Brown, Inc., a cybersecurity and defense technology solutions company, which was acquired by Veritas Capital Fund Management, L.L.C., a private equity firm, in August 2018 and merged into Alion. Prior to that, Mr. Fuchs held numerous executive and director roles in the information technology services, engineering, software, aerospace, and defense sectors, and served as an Intelligence Officer with the United States Central Intelligence Agency, a foreign intelligence service of the United States Federal Government.

Jonathan D. Wackrow. Mr. Wackrow currently serves as Chief Operating Officer, Risk Advisory, and Global Head of Security at Teneo Risk Advisory, the risk advisory practice of Teneo Holdings LLC, a management consulting firm, and also serves as a Law Enforcement Analyst with the Cable News Network, a multinational news and information company owned by CNN Worldwide, a unit of Warner Media. Previously, Mr. Wackrow served as an Executive Director at Rane Corporation, a privately held risk intelligence company, and as President and Co-Founder of i4 Strategies, a consultancy providing risk, compliance, and integrity monitoring services. Prior to that, Mr. Wackrow served as a Special Agent in the United States Secret Service, a federal law enforcement agency under the United States Department of Homeland Security, where he served in a number of roles, including in its Office of Protective Operations, its Dignitary Protection Division, and its Office of Investigations.

Today Outerbridge also delivered a letter to Comtech’s Board. The full text of the letter can be found below:

September 8, 2021

Board of Directors

Comtech Telecommunications Corp.

68 South Service Road, Suite 230

Melville, New York 11747

Dear Members of the Board:

Since Outerbridge Capital Management, LLC (“Outerbridge” or “we”) sent its public letter addressed to the Board of Directors (the “Board”) of Comtech Telecommunications Corp. (“Comtech” or the “Company”) on June 14, 2021, we have engaged in discussions with Comtech’s Board and management regarding the need to enhance value for its stockholders following a nearly two-decades long stagnation of its share price, during which time the Russell 2000 Index appreciated by 400%. We have also spoken with and heard the concerns and views of other significant Comtech stockholders and of interested parties.

Our due diligence has bolstered our conviction in Comtech’s tremendous upside potential, which, in our opinion, has failed to materialize due to the Board’s lack of independence and relevant industry expertise, both of which have rendered the Board incapable of guiding management to proper decisions on strategy, capital allocation, and corporate governance. Accordingly, today Outerbridge is nominating a slate of three highly qualified director candidates for election to the Board at Comtech’s 2021 annual meeting of stockholders (the “Annual Meeting”): Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow (together, the “Nominees”). While we believe there are currently only two directors up for election at the Annual Meeting, because the Board has not publicly confirmed this, and with the potential declassification of the Board on the near horizon, we felt it prudent to nominate three highly qualified individuals.

As evidenced by their detailed biographies provided to Comtech, our Nominees have deep operational, financial, and strategic experience within the government, satellite, law enforcement, and public safety sectors, in addition to backgrounds in mergers and acquisitions, crisis and risk management, leadership, and public company governance. Our Nominees are independent, accomplished, and highly capable individuals that possess deep familiarity with Comtech’s key markets, customers, and technologies, including Next Generation 911, commercial satellite, and government communications systems. Outerbridge’s Nominees have further led distinguished careers in public service: a notable positive as the United States Government remains Comtech’s largest customer.

As we have made clear to Comtech on numerous occasions, our strong preference has been to avoid the cost and distraction of a proxy contest. Rather, our stated hope was to work collaboratively and swiftly with the Board to reach a mutually agreeable resolution to the shareholder concerns Outerbridge has raised. To that end, during the course of our engagement with Comtech, Outerbridge introduced two qualified director candidates to the Board. While CEO and Chairman Fred Kornberg made himself available to speak with our candidates, we were surprised that none of the independent members of the Nominating and Governance Committee were involved, which in our experience is best governance practice. Our director candidates made themselves available to speak with the independent Board members either in person or virtually and on an expedited schedule, given Comtech’s impending nomination deadline. However, our attempted engagement with the independent Board members was marked by delays, as Comtech did not make these individuals available to speak or meet with our proposed candidates during the relevant timeframe, and suggested that any such meeting would likely occur after Labor Day. Given the short window between Labor Day and Comtech’s September 9 nomination deadline, Outerbridge elected to avail itself of its shareholder rights to nominate a slate of independent director nominees.

In anticipation of Outerbridge’s decision to formally nominate directors, we retained an independent search firm to identify qualified candidates with expertise in Comtech’s core markets, who were also prepared to join a dissident slate in a proxy contest. It was through this exhaustive process, in which we reviewed over 20 candidates and spoke with numerous subject matter experts and individuals with relevant industry experience, that we identified the three qualified, independent individuals excited to join our director slate today. Accordingly, the process of Outerbridge’s candidate selection was done entirely at arms-length and with the sole qualifications for selection being their potential service to Comtech’s public stockholders.

As always, Outerbridge remains willing to work constructively with the Board in order to enhance value for all stockholders, as has been our stated hope in both written and verbal communications with Comtech over the past three months.

Sincerely,

Rory Wallace

Chief Investment Officer

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Outerbridge Partners, LP (“Outerbridge Partners”) and the other Participants (as defined below), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly qualified director nominees at the 2021 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

OUTERBRIDGE PARTNERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Outerbridge Partners, Outerbridge Partners GP, LLC (“Outerbridge GP”), Outerbridge Bartleby Fund, LP (“Outerbridge Bartleby Fund”), Outerbridge Bartleby GP, LLC (“Outerbridge Bartleby GP”), Outerbridge Capital Management, LLC (“Outerbridge Capital”), Rory Wallace, Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow (collectively, the “Participants”).

As of the date hereof, Outerbridge Partners beneficially owns directly 481,000 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”), including 480,000 shares underlying certain call options currently exercisable. Outerbridge GP, as the general partner of Outerbridge Partners, may be deemed to beneficially own the 481,000 shares of Common Stock directly owned by Outerbridge Partners. Outerbridge Bartleby Fund beneficially owns directly 43,200 shares of Common Stock. Outerbridge Bartleby GP, as the general partner of Outerbridge Bartleby Fund, may be deemed to beneficially own the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund. Outerbridge Capital, as the investment manager of Outerbridge Partners, Outerbridge Bartleby Fund, and certain managed accounts (the “Accounts”), may be deemed to beneficially own the 481,000 Shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and the 671,080 shares of Common Stock held in the Accounts. Mr. Wallace, as the managing member of Outerbridge Capital, Outerbridge GP, and Outerbridge Bartleby GP, may be deemed to beneficially own the 481,000 Shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and an additional 671,080 shares of Common Stock held in the Accounts.

Investor contacts:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com